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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 19834 or Suspension of Duty to File Reports Under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                                             Commission File Number: 33-87552-LA

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                         ALTERNATIVE ENTERTAINMENT, INC.

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             (Exact name of registrant as specified in its charter)

   4275 Executive Square, Suite 800, La Jolla, California 92037 (619) 546-2882
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      None
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    (Title of each class of Securities for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Please place an X in the box(e) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)              [ X ]     Rule 12h-3(b)(1)(i)      [   ]

Rule 12g-4(a)(1)(ii)          [   ]     Rule 12h-3(b)(1)(ii)     [   ]

Rule 12g-4(a)(2)(b)           [ X ]     Rule 12h-3(b)(2)(i)      [   ]

Rule 12g-4(a)(2)(ii)          [   ]     Rule 12h-3(b)(2)(ii)     [   ]

Rule 15d-6                    [   ]

Approximate number of holders of record as of the certification or notice date: 50
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Alternative Entertainment, Inc. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.



                                   ALTERNATIVE ENTERTAINMENT INC.



     DATE: March 6, 1997             /s/  RALPH M. AMATO
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                                   Ralph M. Amato, President



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